UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                                   ----------

                                 April 16, 2002
                Date of Report (Date of earliest event reported)

                     Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

           Virginia                      0-9881                 54-1162807
(State or other jurisdiction of  (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                           Identification Number)

P.O. Box 459
Edinburg, VA                                                       22824
(Address of principal executive office)                         (Zip code)

       Registrant's telephone number, including area code: (540) 984-4141
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Item 5.

                                 April 16, 2002

NEWS RELEASE

For further information, please contact Laurence F. Paxton at 540-984-5222.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                         ANNOUNCES FIRST QUARTER RESULTS
                         AT ANNUAL SHAREHOLDERS' MEETING

      Edinburg, VA. -- Shenandoah Telecommunications Company announced results for first quarter 2002. The results are a combination of strong revenue and ongoing operating income growth, partially offset by losses on external investments. The ongoing operating performance was the result of continued growth and expansion of its wireless businesses (which includes its Sprint PCS, cellular, and tower operations); improvements in its wireline operations (which includes its local telephone, cable television, and fiber optic networks); and, increases in other services, primarily Internet access and web services.

Overall Highlights

      Total consolidated net income for first quarter 2002 was $2.2 million, an increase of 341 percent from $0.5 million in the first quarter of 2001. Net income per share was $0.57 on a diluted basis, compared to $0.13 in first quarter 2001. Results for both periods include losses on external investments, as further described in a following section of this release.

      Net income from ongoing operations increased by $1.2 million or 87 percent to $2.6 million for the first quarter of 2002, or $0.68 per share in a diluted basis, up from $1.4 million and $0.37 per share in first quarter 2001. The Company experienced an increase in total

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revenues to $25.8 million as compared to $17.8 million in 2001, an increase of
45 percent. The Company's revenue growth was primarily driven by large increases in its wireless businesses.

      The Company invested an additional $5.6 million in its operations during the quarter, bringing its gross property, plant, and equipment to $180.9 million. Total debt decreased $1.9 million from $62.6 million to $60.7 million during the quarter.

      President and CEO, Christopher E. French, commented "We are pleased with the operating financial results of first quarter 2002, and the fact that we were able to reduce our debt slightly while continuing our growth. The basic buildout of our portion of Sprint's PCS network is essentially complete with service now available to 70 percent of our potential market."

Wireless Operations

      Total Wireless revenues increased to $16.9 million, a change of $6.9 million or 69 percent compared to first quarter 2001. The Company experienced strong growth in its Sprint PCS revenues, which increased by $5.8 million, or 107 percent, to $11.2 million for 2001. Revenues from the cellular operation increased by $1.0 million to $5.2 million for an increase of 24 percent. The Company also recorded $0.5 million from outside parties for lease of space on its wireless towers. In addition to this external revenue, the Company's towers are also used in the provision of the Company's own wireless services.

      The Company's Sprint PCS customer base ended the quarter at approximately 58,000, compared to approximately 27,000 at first quarter 2001. Sprint PCS travel revenue, which is generated by use of the Company's network by customers of Sprint PCS and its affiliates, generated $3.0 million in first quarter 2002, compared to an offsetting expense of $2.1 million generated by the Company's own customers' use of other portions of Sprint's PCS network.

      The PCS operation generated $0.2 million of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), its third consecutive positive quarter. Net loss for the Company's Sprint PCS operations was $1.6 million for the quarter, compared to a loss of $1.7 million in first quarter 2001.

Wireline Operations

      Total wireline revenues increased to $7.4 million, a change of $0.7 million or 11 percent, compared to first quarter 2001. The local telephone operation exhibited improvements during the quarter driven by an increase in access revenues of $0.3 million. This revenue growth was driven by increased use of our network by other telecommunications providers.

      The Company's extensive interstate fiber optic network generated a total of $1.8 million of lease revenue, an increase of $0.3 million. This lease revenue is only recognized as it is earned based on monthly billings for access to the network by customers, as the Company does not engage in any capacity sales where profits are booked in advance. In addition to generating revenue from outside leases, the Company's fiber network is also extensively used to support its telephone, CATV, Internet and wireless operations.

      The Cable Television operation had a profit of $105,000 for the quarter, compared to a loss of $42,000 first quarter 2001. The Company implemented a general increase in CATV service rates on December 1, 2001, and with accounting rule changes taking effect January 1, 2002, the Company no longer amortizes goodwill. CATV results for first quarter 2001 included $94,000 of goodwill amortization expense.

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Other Operations

      Within other revenues, Internet access and web services revenues increased by 37 percent to $1.2 million. The Company ended the quarter with 18,000 Internet Customers, of which 341 access the service through Digital Subscriber Lines (DSL).

External Investments

      Pre-tax losses on investments of $0.7 million are included in total results for the quarter. This included a loss of $0.4 million associated with the sale of 50,000 shares of the Company's VeriSign, Inc. investment. In 2001 the Company had recognized a $7.9 million non-cash gain resulting from the December 12, 2001 merger between Illuminet Holdings, Inc. and VeriSign, Inc. At the time of the closing of this merger, the Company received 310,158 shares of VeriSign valued at $13.2 million. The Company's recognition of the gain on exchange of Illuminet shares for VeriSign shares in 2001 was required by generally accepted accounting principles. Subsequent to the merger, the market value of VeriSign's stock declined, and at the end of 2001 the Company carried its investment in VeriSign at $38.04 per VeriSign share.

      The Company's investment in VeriSign is a result of its prior investments in Illuminet's predecessor companies. In total, the Company originally invested $1.0 million and had received cash proceeds of $5.3 million from sales of Illuminet stock prior to the exchange for VeriSign shares. The sale of the 50,000 VeriSign shares in the first quarter generated cash proceeds of $1.5 million, bringing total cash proceeds to $6.8 million. The sales were made at an average price of $30.16 per share. The Company held 260,158 shares of VeriSign at the end of the quarter.

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      The Company continues to caution readers that should the Company liquidate additional portions of its VeriSign investment, the actual total gains or losses realized on this investment may significantly differ.

      Investment losses of $0.3 million were recognized on other external investments which are carried at cost, including a $0.2 million loss generated by the Dolphin Communications Parallel Fund, L.P.

      As previously announced, full year 2001 consolidated net income increased to $16.4 million over the previous year, an increase of 66 percent. These results included the $7.9 million non-cash gain on the Illuminet/VeriSign merger described above and other external investment results. Net income from ongoing operations, which excludes gains and losses on external investments and the $4.3 million after-tax gain on the sale of a limited partnership interest in the Virginia RSA 6 cellular operation in 2000, increased by 31 percent to $8.3 million in 2001. Revenues increased 47 percent to $88.7 million from $60.5 million in 2000. The Company's wireless operations were principally responsible for the revenue growth during 2001.

Stock Symbol Change

      During the Annual Meeting, Mr. Christopher French announced that the stock symbol under the NASDAQ exchange is now traded under the symbol SHEN.

      During the annual meeting of shareholders, the current Class I directors, Douglas C. Arthur, Harold Morrison, Jr., and Zane Neff, were re-elected for three-year terms. There were approximately 2.6 million shares represented at the meeting, out of a total of 3.8 million shares outstanding.

Additional Information

      Summary financial information with reconciliation between total net income and results from ongoing operations is attached to this release. Additional information and detail may be found in the Company's upcoming Form 10Q filing, which is due to be filed with the Securities and Exchange Commission by May 15, 2002.

      Shenandoah Telecommunications Company is a holding company which provides a broad range of telecommunications services through its eight operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local telephone, cable, Internet access, interexchange facilities, cellular and PCS services, along with many other associated services, to the Quad State region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.


                                                     /S/ LAURENCE F. PAXTON
                                                     Laurence F. Paxton
                                                     Vice President -Finance

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

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SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

      Condensed Balance Sheets                          March 31,   December 31,
                                                          2002          2001
                                                          ----          ----
      Total current assets                              $  18,488    $  16,034
      Total securities and investments                     14,652       18,463
      Property, plant and equipment                       180,918      175,286
        Less accumulated depreciation                     (50,568)     (47,182)
                                                        ---------    ---------
      Net property, plant and equipment                   130,350      128,104
      Other assets, net                                     4,226        4,196
                                                        ---------    ---------
         Total assets                                   $ 167,716    $ 166,797
                                                        =========    =========

      Current liabilities, exclusive of
         debt of $9,794 and $10,587                     $  14,144    $  11,054
      Long- and short-term debt                            60,727       62,636
      Total other liabilities                              15,949       16,667
      Minority interests                                    1,873        1,838
      Total stockholders' equity                           75,023       74,602
                                                        ---------    ---------
         Total liabilities and stockholders' equity     $ 167,716    $ 166,797
                                                        =========    =========

      Condensed Statements of Income
      Quarters Ended March 31,                             2002         2001
                                                           ----         ----
      Operating Revenues-Wireless                       $  16,910    $  10,025
                        -Wireline                           7,415        6,677
                        -Other                              1,521        1,132
                                                        ---------    ---------
         Total operating revenue                           25,846       17,834
                                                        ---------    ---------
      Cost of goods and services                            2,678        1,529
      Network operating costs                               7,601        6,219
      Depreciation and amortization                         3,495        2,483
      Selling, general and administrative                   5,568        3,707
                                                        ---------    ---------
         Total operating expenses                          19,342       13,938
                                                        ---------    ---------
      Operating income                                      6,504        3,896
      Minority interest                                    (1,259)        (883)
      Interest expense (net)                               (1,068)      (1,041)
      Other income (expense)                                 (574)      (1,186)
      Income tax provision                                 (1,447)        (298)
                                                        ---------    ---------
         Net income                                     $   2,156    $     488
                                                        =========    =========
      Net earnings per share, diluted                   $    0.57    $    0.13

RECONCILIATION OF NET INCOME TO RESULTS FROM ONGOING OPERATIONS
(In thousands)

      Net income                                        $   2,156    $     488
      Add back net loss on investments                        693        1,440
      Tax effect on investment results                       (269)        (546)
                                                        ---------    ---------
      Results from ongoing operations                   $   2,580    $   1,382
                                                        =========    =========
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SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                    SHENANDOAH TELECOMMUNICATIONS COMPANY
                    (Registrant)


April 16, 2002      /s/ LAURENCE F. PAXTON
                    Laurence F. Paxton
                    Vice President - Finance